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                                                                  Exhibit 10(v)

                          NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                               DENVER, COLORADO

RONALD C. CAMBRE                                     TELEPHONE (303) 863-7414
   CHAIRMAN                                          FACSIMILE (303) 837-5928
CHIEF EXECUTIVE OFFICER


August 1, 1999

Mr. Wayne W. Murdy
President
Newmont Mining Corporation
1700 Lincoln Street
Denver, CO  80203

Dear Wayne:

     This letter is being delivered to you regarding the Demand Promissory Note dated as of October 7, 1998 in the principal amount of $50,000 that was issued by you to Newmont Mining Corporation (the "Original Note").

     On behalf of Newmont, and in recognition of your service to Newmont, most recently evidenced by your election as President of Newmont, I wish to inform you that $25,000 of the principal amount of the Original Note and all accrued interest on the entire principal amount of the Original Note to the date hereof is hereby forgiven by Newmont. As a result, the Original Note will be canceled and you will execute and deliver to Newmont a new promissory note for the remaining principal amount of the Original Note (i.e. $25,000) (the "New Note").

     We hereby agree that, if you are still employed with Newmont on April 1, 2000, then in consideration for the services rendered by you to Newmont, Newmont will forgive the remaining principal and interest due under the New Note and the New Note will be canceled at such time.

Sincerely,


/s/ Ronald C. Cambre


Acknowledged and Accepted:



/s/ Wayne W. Murdy
----------------------------------
Wayne W. Murdy
President